Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON SELECTED OVER FIVE OTHER SUPPLIERS TO PROVIDE ACTIVATED CARBON FOR DRINKING WATER TREATMENT

PITTSBURGH, PA – September 30, 2004 – Calgon Carbon Corporation (NYSE:CCC) announced today that it has been selected over five other suppliers of domestic and imported activated carbon products to supply 1.4 million pounds of granular activated carbon (GAC) to the Greater Cincinnati Water Works (GCWW) for drinking water purification. Calgon Carbon was selected by GCWW following a rigorous selection process, including performance testing that simulated GCWW’s actual water operations.

The GAC will be installed at the Miller plant, one of the largest GAC drinking water installations in the country. The plant produces an average of 120 MGD of drinking water using surface water taken from the Ohio River. The Miller plant is unique in that spent carbon is reactivated on-site via thermal reactivation.

GCWW’s bid process for carbon supply was unique in that the municipality included performance testing of the GAC as part of the process. GCWW ran the Rapid Scale Small Column Test (RSSCT) to simulate actual treatment conditions at the plant to compare the performance of various activated carbon products. GCWW determined that Calgon Carbon’s activated carbon, produced in the U.S. using a reagglomeration process, achieved the best performance for removal of organic compounds, as compared to the five other domestic and imported carbons.

“We are pleased to work with the Greater Cincinnati Water Works to provide their GAC supply,” commented James Fishburne, senior vice president at Calgon Carbon. Mr. Fishburne added, “We are particularly pleased that GCWW has included performance testing as part of their evaluation process. GCWW’s test results are tangible proof that not all activated carbons perform the same for drinking water purification. GCWW has long been at the forefront of the use of GAC technology, and employing the RSSCT to evaluate activated carbons is another example of their technical leadership in the drinking water industry.”

Richard Pohlman, supervisor of treatment at GCWW, added, “We have taken great pride over the years in providing the highest quality drinking water to our customers. In more than twelve years’ experience using GAC at our Miller treatment plant, we have found that there are definitely differences in the performance of various types of carbon. The RSSCT test, which can be run at our state-of-the-art analytical laboratory, ensures that we are using the best GAC to provide our customers with the highest quality drinking water at the lowest possible cost. Calgon Carbon’s GAC proved to be our best choice to achieve those goals.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 22 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.